Exhibit 99.1

For Immediate Release For Details Contact: Edward J. Richardson Chairman and CEO Phone: (630) 208-2340 E-mail: info@rell.com	Kathleen S. Dvorak EVP & CFO (630) 208-2208	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA Phone: (630) 208-2200 Fax: (630) 208-2550

RICHARDSON ELECTRONICS AGREES TO SELL ITS RF, WIRELESS

AND POWER DIVISION TO ARROW ELECTRONICS, INC.

FOR $210 MILLION

LaFox, IL, October 1, 2010—Richardson Electronics, Ltd. (NASDAQ: RELL) today announced the signing of a definitive agreement to sell its RF, Wireless and Power Division (RFPD) and certain other assets to Arrow Electronics, Inc. (NYSE: ARW) for $210 million in cash.

RFPD is a leading global provider of engineered solutions and a global distributor of electronic components to the RF and wireless communications market and the industrial power conversion market. RFPD designs, manufactures and distributes discrete devices, components, and assemblies used in RF and wireless infrastructure communications networks, digital broadcasting, defense applications and power conversion. RFPD generated revenue of $356 million during fiscal year 2010.

Arrow intends to operate RFPD, which will be called “Richardson RFPD”, as a separate operating unit of Arrow Electronics. Richardson RFPD headquarters will remain in LaFox, Illinois.

“The decision to divest the RFPD division was not an easy one; however, this transaction provides an excellent return on our investment,” said Edward J. Richardson, chairman and CEO of Richardson Electronics, Ltd.

The transaction is subject to the approval of shareholders of Richardson Electronics as well as customary closing conditions and regulatory approvals. The companies expect the transaction to close in early 2011.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a global provider of engineered solutions and a global distributor of electronic components to the radio frequency (“RF”), wireless and power conversion, electron device, and display systems markets. Utilizing its core engineering and manufacturing capabilities, the Company’s strategy is to provide specialized technical expertise and value-add, or “engineered solutions.” The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, and logistics for end products of its customers. More information is available online at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Market under the ticker symbol RELL.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

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